Exhibit 10.6

Professional Service Agreement

This Professional Services Agreement (“Agreement”) is made on June 1, 2016 (the “Effective Date”) by and between:

Party A: 360 Mobile Security Limited

with the address of UNIT 806 TOWER 2  8/F ,CHENG SHA WAN PLAZA,833 CHEUNG SHA WAN ROAD, KL, HongKong.

Party B: Opera Software AS

with the address of Gjerdrums vei 19, NO-0484 Oslo, Norway.

Party A and Party B are collectively referred to herein as the “Parties”, and each individually as a “Party”.

The two sides in the principle of voluntary and equality agree to come into the following agreement.

1.	APPOINTMENT

1.1	Party B hereby appoints Party A as its advertising service provider entitled to provide services related to promoting Party B’s digital products and services worldwide. In furtherance of the foregoing, Party A shall engage with media owners/sales houses, for the negotiation of terms of sale, signature of the commercial agreement, advertising space booking, advertising space buying, signature of the order form, management and follow-up of the order form, management and supervision of the invoicing and payment for the media owners or beneficiaries.

1.2	Party A shall provide Party B with view access to its Facebook and Google advertising accounts used to perform paid user acquisition campaigns related to the promotion of Party B’s products. Party A shall comply with Party B’s instructions and applicable law with respect to the content of user acquisition campaigns. Party A shall share, upon request, any running and/or planned ad creatives with Party B. Party B shall be entitled to stop any creatives that are deemed inappropriate or in violation of Party B’s policies.

1.3	The Parties are independent contractors. Nothing in this Agreement will be deemed to create an agency, employment, partnership, fiduciary or joint venture relationship between the Parties. Party A shall engage with its suppliers in its own name. Party A will not have, and will not represent to any third party that Party A has, any authority to act on behalf of Party B.

2.	ADVERTISING SPEND BUDGETS

2.1	Once per calendar quarter, Party B shall provide Party A with a maximum spend amount (the “Quarterly Spend Cap”). Party B shall specify such Quarterly Spend Cap in a Purchase Order issued to Party A.

2.2	Party A shall, on a weekly basis, seek approval from Jorgen Arnesen (or such other Party B employee as Party B may designate in writing) on behalf of Party B in writing (email being sufficient) of Party A’s expected weekly costs and the expected CPI rates by product and market and on which networks (e.g., Google, Facebook, 3rd parties). Party B shall provide feedback on the budget level approved for such week. The weekly budget approved by Party B as described in this Section 2.2 shall be the “Weekly Budget.”

2.3	Party A shall use reasonable efforts not to exceed the Weekly Budget in any calendar week. Party A shall not exceed the Quarterly Spend Cap in any calendar quarter and the amount payable by Party B pursuant to this Agreement for any calendar quarter shall not exceed the relevant Quarterly Spend Cap.

3.	PAYMENT

3.1	In return for the services that Party A performed under the scope of this Agreement and with respect to the promotion of Party B’s products, Party B shall pay to Party A a service fee equal to Party A’s total expenses incurred in providing the services (including expenses paid to publishers/ad agencies/sales houses, all sorts of production costs, research costs/expenses, communication costs/expenses, marketing costs/expenses, etc.). The amount payable by Party B for any calendar quarter shall not exceed the Quarterly Spend Cap specified by Party B in its Purchase Order.

3.2	Party A shall send Party B invoices on a monthly basis for services performed in the previous month. Party A’s invoices shall be submitted along with a report of costs and installs broken down by product.

3.3	Payments shall be executed by Party B via bank transfer within forty-five days of Party B’s receipt of Party A’s true and accurate invoice. Party A shall submit its invoice by email to opera.software@bscs.basware.com, other communications: ap-help@opera.com

3.4	Party B shall pay Party A the following amount for Party A’s services provided between June 1, 2016 and October 31, 2016:

a.	For user acquisition services: $3,280,104 United States Dollars; and

b.	For creative services in producing a television commercial: $938,488 United States Dollars.

Party A shall issue an invoice for the foregoing amounts and Party B shall pay such amount as specified in Section 3.3 above. The foregoing amount shall be in full satisfaction of any amounts owed to Party A for its services provided or performed on or prior to October 31, 2016.

4.	3.5 Party B shall pay amounts owed under this agreement to the bank account specified in Party A’s invoice. Any payments under this Agreement shall be made in USD.TERM

The term of this Agreement shall commence on the Effective Date and continue until May 31, 2017 (the “Term”). The Term may be renewed by mutual written agreement of the Parties hereto made at least 10 days prior to the expiration of the Term. This Agreement may be terminated at any time by either Party on thirty (30) days advance, written notice to the other Party.

5.	LICENSES

5.1	Party A is hereby granted a revocable, non-sublicensable, non-exclusive license to use the the trademarks and logos placed on the promoted products and associated marketing materials by Party B (“Opera Marks”) solely in connection with the marketing and promotional activities described in this Agreement. Party A’s use of the Opera Marks shall be subject to Party B’s Trademark Guidelines available at http://brand.opera.com/brandbook. Party A acknowledges that it shall acquire no proprietary rights whatsoever in and to the Opera Marks, which shall remain Party B’s sole and exclusive property for its unlimited exploitation and all use and acquired goodwill shall inure to Party B’s sole benefit.

5.2	Party A hereby grants to Party B a perpetual, irrevocable, worldwide, non-exclusive, limited license to all creatives created by Party A for Party B’s use in promoting its products through its own channels.

6.	CONFIDENTIALITY

6.1 “Confidential Information” means non-public information that a Party or its affiliates (“disclosing Party”) discloses to the other Party or its affiliates (“receiving Party”) which is designated as being ‘proprietary’ or ‘confidential’ or which by its nature or the circumstances reasonably ought to be treated as confidential. Confidential Information includes the disclosing Party’s software and prototypes and information relating to the disclosing Party’s business affairs, including business methods, marketing strategies, pricing, competitor information, product development strategies, and financial results. Confidential Information does not include information which (a) is known by the receiving Party, free of any obligation to keep it confidential; (b) is at the time of disclosure, or thereafter becomes, publicly available through no wrongful act of the receiving Party; (c) is independently developed by the receiving Party, without relying on or referring to the Confidential Information of disclosing Party; or (d) is approved for release by prior written authorization of the disclosing Party.

6.2	Neither Party shall disclose the other Party’s Confidential Information to any third party or use Confidential Information for any purpose other than for the proper fulfillment of this Agreement. Each Party undertakes to safeguard the Confidential Information of the other Party with the same degree of care as it would apply to its own Confidential Information and, in any case, with no less than reasonable care. Such obligations will survive the expiration of this Agreement for a period of five (5) years.

7.	DATA PRIVACY

Any access by Part A to any personal data of Party B or its users shall be treated in accordance with the Standard Contractual Clauses data transfer agreement previously entered into by and between Party A and Party B on May 19, 2016, which agreement is incorporated herein by this reference.

8.	GENERAL

8.1	Neither Party shall be responsible for any failure to perform due to unforeseen circumstances or to causes beyond that Party’s control, including but not limited to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, accidents, strikes, or shortages of energy, labor or materials. In the event of any such circumstances, the defaulting Party shall be excused for a period equal to the time of the delay caused thereby.

8.2	This Agreement may not be assigned or transferred by either Party without the other Party’s written consent, which shall not be unreasonably withheld.

8.3	If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force and effect. The waiver by either Party of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

8.4	This Agreement, together with the SOWs executed hereunder, constitute the entire agreement between the Parties and supersedes all other agreements or arrangements between the Parties in relation to the subject matter of this Agreement.

8.5	This Agreement (and any question about its subsistence, effect or termination) is to be interpreted in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), except that body of laws controlling conflict of laws. In the event of a dispute arising out of or relating to this Agreement (including non-contractual disputes or claims), the Parties shall first seek settlement of the dispute by negotiation between senior executives of the parties. If they are unable to settle the dispute within thirty (30) days, or such other period as the Parties shall agree in writing, the dispute including any question regarding the subject matter of this Agreement, its existence, its validity or termination, and any non-contractual disputes or claims relating thereto shall exclusively be referred to and be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

This agreement is in duplicate, each party has one original copy. This Agreement shall come into force from the date on which the parties sign and affix their seals.

Party A

Signature:

Date:

Seal : 360 Mobile Security Limited

Party B      Opera Software AS

Signature:	/s/ Joakim Kasbohm/VP Global FP&A

Date:	November 3, 2016
Seal:	Opera Software AS Registration No. 916368127

SF 7381

Renewal Agreement to the Professional Service Agreement

To Whom It May Concern:

As you are aware, on November 3rd 2016, Opera Software AS and 360 Mobile Security Limited entered into a Professional Services Agreement (the "Agreement"). The purpose of this letter is to confirm that the Parties agree to amend §4 of the Agreement, extending the Term thereof from May 31st, 2017 to December 31st, 2018.

To confirm this renewal, please sign and affix the appropriate seal in the space provided below and return this letter to us at your earliest convenience.

Best,

Colin Keith Thomsen | Legal Counsel

Opera Software AS

Signatures

360 Mobile Security Ltd

Signature: 360 Mobile Security Limited

Date:

Seal:

Opera Software AS

Signature:	/s/ Joakim Kasbohm - VP Finance

Date:	November 13, 2017

Seal: